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                                                             Page 37 of 44 Pages

                                                                      Exhibit 18



                                            February 8, 2007


To:      AXA Financial, Inc.
         1290 Avenue of the Americas
         New York, New York 10104
         Attention:  Kevin Byrne
         Fax:  (212) 707-1504

         AllianceBernstein L.P.
         1345 Avenue of the Americas
         New York, New York 10105
         Attention:  Laurence E. Cranch
         Fax:  (212) 969-1334

                                 EXERCISE NOTICE


         Pursuant to Section 2.4.1 of the Purchase Agreement dated as of June 20, 2000 by and among AllianceBernstein L.P. (formerly called Alliance Capital Management L.P.), AXA Financial, Inc. and Sanford C. Bernstein Inc. relating to the purchase and sale of Limited Partnership Interests of AllianceBernstein L.P. (hereinafter the "Purchase Agreement"), SCB Inc. (formerly called Sanford
C. Bernstein Inc.) and SCB Partners Inc. hereby notify you that they are requiring you to purchase 8.16 million Buyer Units, as defined in the Purchase Agreement, at the price specified therein. SCB Partners Inc., a wholly owned subsidiary of SCB Inc., holds record title to these units.

         Any notices you give under the Purchase Agreement to the undersigned should be sent to Gerald M. Lieberman, c/o AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105; Fax: (212) 969-1193; Telephone (212) 969-6520.


SCB Inc.                              SCB Partners Inc.


By:       /s/ Gerald M. Lieberman       By:     /s/ Gerald M. Lieberman
     -------------------------------       --------------------------------
      Gerald M. Lieberman                    Gerald M. Lieberman
      Senior Vice President                  Senior Vice President




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